[NORTHEAST PENNSYLVANIA FINANCIAL CORP. LETTERHEAD]



FOR IMMEDIATE RELEASE

DATE:         April 14, 2005
CONTACT:      Jerry D. Holbrook
              Chief Financial Officer
PHONE:        (570) 459-3700
FAX:          (570) 450-6110


             SHAREHOLDERS OF NORTHEAST PENNSYLVANIA FINANCIAL CORP.
                     APPROVE MERGER WITH KNBT BANCORP, INC.

         HAZLETON, PA, APRIL 14, 2005 - Northeast Pennsylvania Financial Corp. (Nasdaq: NEPF), the parent of First Federal Bank, a federally chartered stock savings bank, announced today that its shareholders approved the pending merger with KNBT Bancorp, Inc. (Nasdaq: KNBT), Bethlehem, Pennsylvania, at a meeting held today. Pending the receipt of all required regulatory approvals, the merger is expected to close in the second quarter of 2005.

         This report may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, real estate values and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.